[MOORES ROWLAND LOGO OMITTED]                  Chartered Accountants
                                               Certified Public Accountants

                                               34th Floor, The Lee Gardens
                                               33 Hysan Avenue
                                               Causeway Bay, Hong Kong

Our Ref.: DL/CS/C658/ABA/cs                    Tel (852) 2909 5600

July 3, 2007

Securities and Exchange Commission
100 F Street, NE
Washington DC 20459
United States

Dear Sirs,

CHINAWE.COM INC.

We have read Item 4.01(a) of Chinawe.com Inc.'s Form 8-K, which discusses the resignation of Moores Rowland as its independent accountants, and we agree with the statements made therein except for the last sentence of the first paragraph and the last sentence of the fourth paragraph for which we have no basis to agree or disagree.

Yours faithfully,

/s/ Moores Rowland

Moores Rowland
(formerly Moores Rowland Mazars)